EXHIBIT 99
UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT 06506-0901
203.499.2812 Fax: 203.499.3626

NEWS RELEASE

October 24, 2006	Analyst Contact:	Susan Allen:	203.499.2409

UIL Holdings Corporation Declares Quarterly Dividend

UIL Holdings Corporation (NYSE: UIL), announced today that its Board of Directors, declared a quarterly dividend of $0.432 per share on its Common Stock at yesterday’s Board meeting. This dividend is payable January 1, 2007 to shareowners of record at the close of business on December 6, 2006.

UIL Holdings Corporation (NYSE:UIL), headquartered in New Haven, Connecticut, is the holding company for The United Illuminating Company, a regulated utility providing electricity and energy related services to 320,000 customers in Bridgeport and New Haven and their surrounding areas, and Xcelecom, Inc., a leading provider of specialty contracting services. For more information on UIL Holdings, visit us at http://www.uil.com.